AMENDMENT NO. 2 TO
THE AMENDED AND RESTATED BYLAWS
OF
WHITESTONE REIT

Article XIV of the Amended and Restated Bylaws of Whitestone REIT (the “Trust”) is hereby amended and restated in its entirety, effectively immediately to read as follows:

ARTICLE XIV.
AMENDMENT OF BYLAWS

The Board of Trustees shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws. In addition, these Bylaws may also be adopted, altered or repealed, and new Bylaws may be made, pursuant to a binding proposal that is (a) submitted to the shareholders for approval at a duly called annual meeting or special meeting of shareholders by (i) the Board of Trustees or (ii) a shareholder who provides to the Trust timely notice of such proposal that satisfies the notice procedures and all other relevant provisions of Section 12 of Article II and who is, at the record date set by the Board of Trustees for the purpose of determining shareholders entitled to vote on such matter, at the time such notice is delivered to the Trust and as of such meeting, a shareholder that satisfies the ownership and other eligibility requirements of Rule 14a-8 under the Exchange Act and Section 12 of Article II of these Bylaws, and (b) approved by the shareholders by the affirmative vote of a majority of the votes entitled to be cast on the matter.

The amendment provided for herein was duly adopted by the Board of Trustees of the Trust on March 28, 2022.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned officer of the Trust has executed this amendment to the Amended and Restated Bylaws of the Trust, effective this 28th day of March, 2022.
WHITESTONE REIT

By: _/s/ David K. Holeman_________
Name: David K. Holeman
    Title: Chief Executive Officer